SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Scientific Learning Corporation (Name of Registrant as Specified In Its Charter)

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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 500
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2002

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (the “Company”), will be held on Tuesday, May 21, 2002, at 10:00 a.m. local time at the Company’s principal executive office at 300 Frank H. Ogawa Plaza, Suite 500, Oakland, CA 94612-2040 for the following purposes:

1.	To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.

2.	To approve an amendment to the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the aggregate number of shares authorized for issuance under the Purchase Plan by 350,000 shares.

3.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 5, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors /s/ Linda L. Carloni LINDA L. CARLONI Secretary

Oakland, California April 23, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 500
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

May 21, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Scientific Learning Corporation, a Delaware corporation (“Scientific Learning” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 21, 2002, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 300 Frank H. Ogawa Plaza, Suite 500, Oakland, CA 94612-2040. The Company intends to mail this proxy statement and accompanying proxy card on or about April 23, 2002, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 5, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 5, 2002 the Company had outstanding and entitled to vote 15,576,720 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 300 Frank H. Ogawa Plaza, Suite 500, Oakland, CA 94612-2040, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 24, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so by the close of business on the tenth day following the delivery of the Notice of the Annual Meeting. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

     The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

     The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 2002. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2005 annual meeting and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 26, 2002.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2005 ANNUAL MEETING

     Michael M. Merzenich

     Dr. Michael M. Merzenich, age 59, is one of our founders. He has served as our Chief Scientific Officer since November 1996 and as a director since inception. From January 1996 to November 1996, Dr. Merzenich served as the Chief Executive Officer and President of the Company. During 1997, Dr. Merzenich worked full-time with the Company during a sabbatical from his faculty position at UCSF. In January 1998, Dr. Merzenich returned to his faculty position at UCSF, but continues to consult for us under a consulting agreement. Since 1971, Dr. Merzenich has been a member of the faculty, and since 1980 a full professor, in Neuroscience, Physiology, Biomedical Engineering and Otolaryngology at UCSF. He is currently the Francis A. Sooy Professor of Otolaryngology at UCSF. Dr. Merzenich has more than 25 years of experience in managing large, multidisciplinary brain science/behavior/engineering research projects that have led to commercial products and numerous publications and awards. In May 1999, Dr. Merzenich was elected a member of the National Academy of Sciences for distinguished and continuing achievements in original research. Dr. Merzenich holds a B.S. in General Science from the University of Portland and a Ph.D. in Physiology from The Johns Hopkins University, with additional training from the University of Wisconsin.

     Rodman W. Moorhead III

     Rodman W. Moorhead III, age 58, has been a director since June 1998. Mr. Moorhead has been employed since 1973 by Warburg Pincus, a global private equity firm (or its predecessors), where he currently serves as Senior Advisor. Mr. Moorhead was nominated to our Board in accordance with rights held by Warburg, Pincus Ventures (“Ventures”), relating to an equity agreement. As long as Ventures owns a requisite percentage of outstanding shares of common stock, the Board must nominate Mr. Moorhead, or another individual designated by Ventures and reasonably acceptable to the Board, and use its best efforts to cause Mr. Moorhead or such other individual to be elected to the Board. See “Certain Transactions.” Mr. Moorhead is a director of Chancellor Beacon Academies, Inc., Coventry Health Care, Inc., ElderTrust, 4GL School Services and Transkaryotic Therapies, Inc. He is a trustee of The Taft School and a member of the Overseers’ Committee on University Resources at Harvard College. Mr. Moorhead holds an A.B. in Economics from Harvard University and an M.B.A. from Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

     Ajit M. Dalvi, age 59, has been a director since July 2000. He is a former senior media executive and recognized cable industry expert in business, marketing and branding strategy. Mr. Dalvi is currently a consultant for numerous international media companies including Cox Communications and the Discovery Channel. He joined Cox Communications in 1982 as its first Marketing Director. He served for 17 years on Cox’s senior management team and retired as the Senior Vice President for Strategy and Programming in June 1999. Mr. Dalvi holds a B.A from the University of Bombay and an M.B.A. from the Indian Institute of Management.

     Carleton A. Holstrom, age 66, is one of our founders and has been a director since February 1996. From February 1996 to January 1997, Mr. Holstrom also served as our Chief Financial Officer. Mr. Holstrom retired in 1987 as Senior Vice President-Finance of The Bear Stearns Companies. He is a director of Custodial Trust Company, a trustee of Pitcairn Funds, and a trustee, overseer or director of a number of non-profit organizations. Mr. Holstrom has served as a member of the Board of Trustees and Board of Governors of Rutgers, the State University of New Jersey, including as chairman and vice-chairman of both. He is currently a member of the Board of Overseers of the College of Letters and Science at the University of Wisconsin-Madison. Mr. Holstrom holds a B.S. in Economics from University of Wisconsin-Madison and an M.A. in Economics from Rutgers.

     Dr. Paula A. Tallal, age 54, is one of our founders. She has served as a director since inception. She also served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers. In January 1998, Dr. Tallal returned to her faculty position at Rutgers, but continues to consult with us pursuant to a consulting agreement. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal has over 20 years experience managing multi-site, multi-disciplinary federally funded contracts and grants that have resulted in over 150 publications, as well as national and international honors. Dr. Tallal holds a B.A. in Art History from New York University and a Ph.D. in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

     Sheryle J. Bolton, age 55, has served as our Chairman of the Board of Directors since November 2000 and as our Chief Executive Officer and a director of the Company since November 1996. The Company recently announced that Ms. Bolton will increase her focus on the Company’s strategic opportunities related to new federal education funding and that it is seeking a new Chief Executive Officer. Ms. Bolton was our President from June 1997 to November 2000. From January 1994 to July 1995, Ms. Bolton served as President and Chief Operating Officer of Physicians’ Online, Inc., a physicians’ online service provider. From June 1993 to December 1994 and from July 1995 to October 1996, Ms. Bolton consulted for a number of international companies, including many in the Internet, healthcare and technology sectors, specifically in the areas of strategy, operations and finance. Ms. Bolton’s experience also includes senior management positions at Rockefeller & Co., Inc., a global investment management firm, and Merrill Lynch Capital Markets, Investment Banking Division. Earlier in her career, she was a teacher of English as a second language in Africa and a language arts teacher in public schools in the State of Georgia. Ms. Bolton holds a B.A. in English and an M.A. in Linguistics from the University of Georgia, and an M.B.A. from Harvard Business School.

     Joseph B. Martin, M.D., Ph. D., age 63, became a member of our Board of Directors in July 2000. He has served as the Dean of the Faculty of Medicine and Caroline Shields Walker Professor of Neurobiology and Clinical Neuroscience at Harvard Medical School since 1997. From 1993 to 1997, Dr. Martin was the Chancellor of the University of California, San Francisco. Since 1997, he has served as trustee of the Massachusetts Biomedical Research Corporation. Dr. Martin is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Martin also serves as a director of Cytyc Corporation and Baxter International Inc. He holds a B.S. from Eastern Mennonite College, an M.D. from the University of Alberta and a Ph.D. in Anatomy from the University of Rochester.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2001, the Board of Directors held five meetings and acted by unanimous written consent four times. The Board has an Audit Committee, a Compensation Committee, a Development Committee and a One-Person Stock Option Committee.

     The Audit Committee meets with our independent auditors to review the results of each annual audit and discuss the annual financial statements. The Audit Committee also meets with our independent auditors to review the interim financial statements prior to the filing of our quarterly Reports on Form 10-Q; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Dalvi, Holstrom and Martin. It met five times during 2001. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards).

     The Compensation Committee establishes the Company’s overall compensation policies and approves the compensation of the Company’s executive officers for the Board of Directors. Except as described below, the Compensation Committee also administers the issuance of stock options and other awards under our equity incentive plan. The Compensation Committee is composed of two non-employee directors: Messrs. Holstrom and Moorhead. It met four times during 2001 and acted by unanimous written consent six times.

     The One Person Stock Option Committee is authorized to administer the issuance of stock options to non-senior executive employees, subject to numerical limits and other parameters established by the Compensation Committee from time to time. The One Person Stock Option Committee is composed of Ms. Bolton. It acted by written consent 29 times in 2001.

     The Development Committee reviews criteria for selection of members to the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Development Committee is composed of one non-employee director, Mr. Moorhead, one employee director, Ms. Bolton and one consultant director, Dr. Tallal. The Development Committee did not meet during 2001.

     During the fiscal year ended December 31, 2001, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 with management. In addition, the Audit Committee discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

     The Audit Committee has also received and reviewed the written disclosures from Ernst & Young LLP regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the auditors’ independence from the Company and its management with them.

     Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     From the members of the Audit Committee of Scientific Learning Corporation.

Carleton A. Holstrom Ajit M. Dalvi Joseph B. Martin, MD

5

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN

     In April 1999, the Board of Directors adopted, and in May 1999 the shareholders subsequently approved, the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan initially authorized 350,000 shares of the Company’s Common Stock for issuance thereunder.

     As of March 15, 2002, an aggregate of 320,580 shares of the Company’s Common Stock had been issued under the Purchase Plan. Only 29,420 shares of Common Stock remained available for grant under the Purchase Plan. During 2001, shares were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Sheryle Bolton 3,508 shares ($2.98); Frank Mattson 3,508 shares ($2.29); Jane Freeman 3,508 shares ($3.64); Linda Carloni 2,365 shares ($3.64); all current executive officers as a group, 16,397 shares ($3.21); and all employees (excluding current executive officers) as a group, 115,447 shares ($2.78). Ms. Gardner did not purchase shares under the Purchase Plan during 2001.

     In March 2002, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the Purchase Plan to 700,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and to permit the Company to continue to provide such incentives at levels determined appropriate by the Board.

     Shareholders are requested in this Proposal 2 to approve the amendment to the Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

     The purpose of the Purchase Plan is to provide a means by which key employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. At March 15, 2002, approximately 122 employees of the Company were eligible to participate in the Purchase Plan.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in itself the administration of the Purchase Plan.

OFFERINGS

     The Purchase Plan is implemented by offerings of rights to all eligible employees. The maximum length for an offering under the Purchase Plan is 27 months. Currently, under the Purchase Plan, each offering is one year long (September 1 through August 31) and is divided into two “purchase periods” of six months in duration.

ELIGIBILITY

     Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for at least 10 days preceding the first day of the offering period.

     In addition, under the current offering, a person who was not eligible to participate on the offering date but who first becomes an eligible employee during the offering period and prior to February 20 (February 21 during leap years) is granted an option on March 1 like that granted on the initial offering date, except that March 1 becomes the offering date for that new employee.

     Notwithstanding the foregoing, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

     Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees’ total compensation during the purchase period.

PURCHASE PRICE

     The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on any purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering period. Under the current offering, a participant may increase or decrease his or her participation level only as of the beginning of the next purchase period. In addition, a participant may, during a purchase period, reduce his contributions to zero or withdraw from the offering, as described below, and receive the accumulated payroll deductions. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee’s participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See “Withdrawal” below.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee’s employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Purchase Plan at any time.

     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders if such approval is necessary for the Purchase Plan to satisfy Sections 423 of the Code or other applicable laws and regulations.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

ADJUSTMENT PROVISIONS

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, recapitalization, stock dividend or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the Purchase Plan and to outstanding purchase rights. In that event, the Purchase Plan will be appropriately adjusted in the type(s), class(es) and maximum number of shares subject to the Purchase Plan and the outstanding purchase rights granted under the Purchase Plan will be appropriately adjusted in the type(s), class(es) and number of shares and purchase limits of such purchase rights.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution, liquidation or specified type of merger of the Company, then, as determined by the Board in its sole discretion; (i) the surviving corporation may assume the rights under the Purchase Plan or substitute similar rights; (ii) the rights under the Purchase Plan may continue in full force and effect; or (ii) the participants’ accumulated payroll deductions may be used to purchase stock immediately prior to the transaction and the participants’ rights in the ongoing offering terminated.

STOCK SUBJECT TO PURCHASE PLAN

     If rights granted under the Purchase Plan terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as rights granted under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligations).

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young, LLP (“Ernst & Young”) as the Company’s independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since its inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     AUDIT FEES. The aggregate audit fees billed by Ernst & Young for the audit of the Company’s financial statements for the fiscal year ended December 31, 2001 and for the reviews of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for that year were $115,000. In 2001, Ernst & Young also billed the Company an additional $18,000 with respect to the Company’s audit for the fiscal year ended December 31, 2000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Ernst & Young billed the Company no fees for information technology consulting services for the fiscal year ended December 31, 2001.

     ALL OTHER FEES. For the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young for professional services other than audit and information technology consulting fees were $45,000, principally for tax-related services and accounting consultations.

     The Audit Committee has reviewed whether the rendering of these non-audit services by Ernst & Young is compatible with maintaining the auditor’s independence, and has concluded that the non-audit services rendered by Ernst & Young in 2001 are compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 8, 2002 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent
Warburg, Pincus Ventures, LP (2)	9,153,304	53.6
466 Lexington Avenue
New York, NY 10017
Sheryle J. Bolton (3)	463,649	2.9
Dr. Michael Merzenich (4)	575,325	3.7
Dr. Paula A. Tallal (5)	595,076	3.8
Frank M. Mattson (6)	196,400	1.2
Jane K. Gardner (7)	37,721	*
Jane A. Freeman (8)	71,534	*
Linda L. Carloni (9)	44,622	*
Carleton A. Holstrom (10)	303,999	1.9
Rodman W. Moorhead III (2)(11)	9,153,304	53.6
Dr. Joseph B. Martin (12)	17,000	*
Ajit M. Dalvi (13)	15,000	*
All current directors and executive officers as a group	12,211,778	69.6
(13 persons) (14)

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,569,498 shares outstanding on March 8, 2002, adjusted as required by rules promulgated by the SEC.

(2)	Includes 1,491,666 shares issuable upon the exercise of immediately exercisable warrants issued in June 1998 and March 2001. The stockholder is Warburg, Pincus Ventures, L.P. (“WPV”). Warburg, Pincus & Co. (“WP”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). Lionel I. Pincus is the managing partner of WP and the managing member of WP LLC, and may be deemed to control both entities. Mr. Moorhead, a director of the Company, is a managing director and member of WP LLC and a general partner of WP. Mr. Moorhead may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by WPV.

(3)	Includes 185,416 shares subject to exercisable stock options, 136,803 shares of which will be vested as of May 7, 2002 and the remaining 48,613 shares of which would be subject to repurchase if purchased prior to vesting. Also includes 270,633 shares held in the Shane Bolton Trust of which Ms. Bolton is a co-trustee and beneficiary and 7,600 shares that are held by Ms. Bolton’s minor children. Approximately 260,785 of the shares beneficially held by Ms. Bolton have been pledged as collateral for a loan made by the Company to Ms. Bolton. See “Certain Transactions” for a further description of this transaction.

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(4)	Includes 61,347 shares owned directly by Dr. Merzenich, 377,659 shares held in the Merzenich Family Trust, and 136,319 shares held in the Merzenich Charitable Remainder Trust.

(5)	Includes 461,743 shares owned directly by Dr. Tallal and 133,333 shares held by the Colleen Osburn 1998 Irrevocable Trust, for which Dr. Tallal serves as trustee. Dr. Tallal disclaims beneficial ownership of the shares held by the Colleen Osburn 1998 Irrevocable Trust within the meaning of Rule 13d-3 under the Securities Act of 1934.

(6)	Includes 123,625 shares subject to exercisable stock options, 92,998 shares of which will be vested as of May 8, 2002 and the remaining 30,627 shares of which would be subject to repurchase if purchased prior to vesting. Also includes 2,850 shares held by Mr. Mattson’s minor children. Approximately 52,591 of the shares beneficially held by Mr. Mattson have been pledged as collateral for a loan made by the Company to Mr. Mattson. See “Certain Transactions” for a further description of this transaction.

(7)	Includes 37,721 shares subject to exercisable stock options, all of which are vested. Ms. Gardner’s employment with the Company ended in February 2002.

(8)	Includes 57,083 shares subject to exercisable stock options, 41,396 shares of which will be vested as of May 8, 2002 and the remaining 15,687 shares of which would be subject to repurchase if purchased prior to vesting.

(9)	Includes 41,614 shares subject to exercisable stock options, 32,240 shares of which will be vested as of May 8, 2002 and the remaining 9,374 shares of which would be subject to repurchase if purchased prior to vesting.

(10)	Includes 154,315 shares held by the Holstrom Family Limited Partnership and 15,000 shares subject to fully vested and immediately exercisable stock options. Also includes 27,608 shares held by the Solon Edward Trust, for which Mr. Holstrom serves as trustee. Mr. Holstrom disclaims beneficial ownership of the shares held by the Solon Edward Trust.

(11)	All shares indicated as owned by Mr. Moorhead are included because of his affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. See Note 2 above.

(12)	Includes 15,000 shares subject to fully vested and immediately exercisable stock options.

(13)	Includes 15,000 shares subject to fully vested and immediately exercisable stock options.

(14)	Includes the information in notes (1) through (13), as applicable. Also includes for other executive officers included in the group: 33,333 shares subject to exercisable stock options, all of which are vested, 78,000 shares held in trusts of which an officer is a trustee, and 2,220 shares held by officers’ minor children. Approximately 323,120 of the shares held by other executive officers have been pledged as collateral for loans made by the Company to such officers. See “Certain Transactions” for a further description of this transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that four reports, each covering one transaction, were filed late, one by each of Messrs. Dalvi and Holstrom and Drs. Martin and Merzenich. The transactions reported late were a gift by Dr. Merzenich and automatic option grants under the 1999 Non-Employee Directors’ Stock Option Plan to Messrs. Dalvi and Holstrom and Dr. Martin.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company who is not a representative of a major stockholder or a consultant to the Company is paid director’s fees on the basis of meetings attended: $1000 for each regular Board meeting attended in person and $500 for each regular Board meeting attended by telephone, for each special Board meeting attended, and each committee meeting attended. In the fiscal year ended December 31, 2001, the total directors’ fees paid were $13,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director who is not a representative of a major stockholder or a consultant to the Company also receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

     Option grants under the Directors’ Plan are non-discretionary. Each eligible director who was a director at the time of the Company’s initial public offering in July 1999 was automatically granted an option to purchase 5,000 shares on the effectiveness of the offering. Each eligible director first elected to the board in the first year following the initial public offering was automatically granted an option to purchase 5,000 shares upon election to the Board. Each eligible director who was a director on the first anniversary of the initial public offering is automatically granted an option to purchase 5,000 shares upon each anniversary of the initial public offering during his or her service as a non-employee director. Any individual who becomes an eligible director after the first anniversary of the initial public offering will automatically be granted an initial grant of 5,000 shares upon first being elected to the Board and an annual grant of 5,000 shares on each anniversary of the date the non-employee director was first elected as a member of the Board during his or her service as a non-employee director. All options granted under the Directors’ Plan are fully vested and exercisable when granted. No other options may be granted at any time under the Directors’ Plan. The exercise price of options granted under the Directors’ Plan is equal to the fair market value of the common stock subject to the option on the date of the option grant. The term of options granted under the Directors’ Plan is five years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, each option either will be assumed or an equivalent option will be substituted by the successor corporation or will terminate prior to the change of control if not assumed or substituted.

     During the last fiscal year, on July 23, 2001, the Company granted options under the Directors’ Plan to Messrs. Dalvi and Holstrom and Dr. Martin for 5,000 shares each, at an exercise price per share of $1.77. The exercise price of each option was equal to the fair market value of such Common Stock as of the date of grant (calculated under the plan as the closing sales price reported on the Nasdaq National Market for the day prior to the date of grant). As of March 8, 2002, no options had been exercised under the Directors’ Plan.

     In September 1996, we entered into consulting agreements with Dr. Merzenich and Dr. Tallal. During 2001, these agreements were extended for an additional year on the same terms as were applicable in 2001, and now expire on December 31, 2002. The amounts paid to Dr. Merzenich or Dr. Tallal under their consulting agreements did not exceed $60,000 in 2001.

     In March 2002, the Board approved additional compensation for the non-employee directors. Each non-employee director who is not a representative of a major stockholder or a consultant to the Company was awarded $10,000 in additional compensation, which will be paid, at the individual’s direction, either in cash or in shares of Common Stock of the Company issued pursuant to the Company’s 1999 Equity Incentive Plan. The number of shares to be received will be determined by dividing $10,000 by the fair market value of the Common Stock on the date of the award. For 2002, these awards were made in March. For future years, it is anticipated that these awards will be made in July, at the same time as the nondiscretionary stock option grants.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

     The following table shows for the fiscal years ended December 31, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2001 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE (1)

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (2) (#)	LTIP Payouts ($)	All Other Compen-sation ($)
Sheryle J. Bolton (3)	2001	310,000	—	—	—	—	—	—
Chairman of the	2000	278,000	30,000	—	—	50,000	—	—
Board and Chief	1999	235,000				150,000	—	—
Executive Officer

Frank M. Mattson (4)	2001	250,000	—	—	—	—	—	—
President and Chief	2000	209,000	30,000	—	—	45,000	—	—
Operating Officer	1999	185,000	—	—	—	101,000	—	—

Linda L. Carloni (5)	2001	180,000	—	—	—	—	—	—
Vice President,	2000	157,000	25,000	—	—	40,000	—	—
General Counsel and	1999	31,250	—	—	—	25,000	—	—
Secretary

Jane A. Freeman (6)	2001	180,000	—	—	—	50,000	—	—
Vice President, Chief	2000	165,000	15,000	—	—	10,000	—	17,171	(7)
Financial Officer and	1999	60,712	—	—	—	50,000	—	7,830	(8)
Treasurer

Jane K. Gardner (9)	2001	217,257	—	—	—	—	—	—
Vice President,	2000	89,487	35,000	—	—	90,000	—	—
Marketing	1999	—	—	—		—	—	—

(1)	In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

14

(2)	All option grants in this table were granted under our 1999 Equity Incentive Plan and have a term of 10 years. All option grants listed in the table above vest as to 1/48th of the total shares on a monthly basis from the date of grant. The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant.

(3)	Ms. Bolton has served as our Chief Executive Officer and as a director since November 1996 and was our President from June 1997 to November 2000. She was elected Chairman of the Board in November 2000.

(4)	Mr. Mattson has served as Chief Operating Officer since January 2000 and President since November 2000. He served as our Executive Vice President from March 2000 to November 2000, as our Chief Financial Officer from January 1997 to January 2000 and as our Secretary from June 1997 to March 2000.

(5)	Ms. Carloni joined the Company as General Counsel in October 1999. She became our Secretary in March 2000 and was elected Vice President in June 2000.

(6)	Ms. Freeman joined the Company as Vice President, Finance and Treasurer in August 1999. She has been our Chief Financial Officer since January of 2000. She also served as Vice President, Business Development from August 1999 to June 2000.

(7)	Represents a relocation allowance.

(8)	Represents reimbursement of moving expenses.

(9)	Ms. Gardner joined the Company as Vice President Marketing in July 2000. Ms. Gardner’s employment with the Company ended in February 2002. Ms. Gardner’s bonus compensation includes a $25,000 hiring bonus and a $10,000 performance bonus for 2000.

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STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1999 Equity Incentive Plan (the “Incentive Plan”). As of February 26, 2002, options to purchase a total of 1,457,185 shares were outstanding under the Incentive Plan and options to purchase 775,234 shares remained available for grant thereunder. In the event of specified changes in control, all outstanding options under the incentive plan either will be assumed or substituted for by any surviving entity. If the surviving entity determines not to assume or substitute for these awards, the vesting provisions of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised. In the event of an acquisition under Section 13(d) or 14(d) of the Securities Exchange Act of 1934 of securities representing at least 50% of our combined voting power, the vesting of stock awards will be accelerated immediately upon the occurrence of this event.

     The following tables show for the fiscal year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed
	Number of Securi- ties Under- lying Options/	% of Total Options/ SARs Granted to	Exercise		Annual Rates of Stock Price Appreciation for Option Term (4)
Name	SARs Granted (#) (1)	Employees in Fiscal Year (2)	Or Base Price ($/Sh) (3)	Expira- tion Date	5%($)	10% ($)

Sheryle J. Bolton	—	—	—	—	—	—

Frank M. Mattson	—	—	—	—	—	—

Linda L. Carloni	—	—	—	—	—	—

Jane A. Freeman	50,000	12.3	1.76	9/9/11	55,324	140,190

Jane K. Gardner	—	—	—	—	—	—

(1)	The option described above was granted under our 1999 Equity Incentive Plan, has a term of 10 years, subject to earlier termination upon the occurrence of events related to termination of employment, and vests as to 1/48th of the total shares on a monthly basis from the date of grant.

(2)	Based on an aggregate of 406,095 shares subject to options granted to our employees in 2001, including the Named Executive Officers.

(3)	The exercise price per share of the option was equal to the fair market value of the common stock as determined by the Board on the date of grant.

(4)	The potential realizable value is based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s common stock and no gain to the optionee is possible unless the stock price increases over the option term.

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AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise, and the number and value of securities underlying unexercised options held by such Named Executive Officer at December 31, 2001.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2001 (1)		Value of Unexercised In-the-Money Options at December 31, 2001 (2)
Name	Exercise (#)	Realized ($)(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Sheryle J. Bolton	—	—	180,207	36,459	—	—

Frank M. Mattson	—	—	118,937	32,813	—	—

Linda L. Carloni	—	—	37,457	27,543	—	—

Jane A. Freeman	—	—	50,833	54,167	—	—

Jane K. Gardner	—	—	31,472	58,528	—	—

(1)	Options granted prior to June 1, 2000 may be exercised immediately under early exercise provisions contained in option agreements. Any unvested shares issued under such early exercise provisions are subject to a repurchase option in favor of the company upon termination of employment. Such repurchase option terminates at a rate of 1/48th per month, reflecting the vesting schedule of the underlying option. See “Security Ownership of Certain Beneficial Owners and Management.”

(2)	Based on the difference between the exercise price and the fair market value of the common stock at close of market on December 31, 2001, which was $1.40.

(3)	In accordance with the rules of the SEC, the calculation is based on the difference between the exercise price and the fair market value of the common stock at exercise. Actual value realized, if any, is dependent on when the shares obtained on exercise of the option are sold.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

     In March 2002, the Company entered into an agreement with Ms. Bolton, the Company’s Chief Executive Officer, with respect to severance compensation upon possible future events. The agreement applies if, prior to April 12, 2003, Ms. Bolton’s employment is terminated by the Company other than for cause or if Ms. Bolton resigns shortly after one of the following events: her ceasing to serve as Chief Executive Officer, a material change in her compensation or duties, or the creation of a working environment that would cause a reasonable person to terminate his or her employment. The Company recently announced that Ms. Bolton will increase her focus on the Company’s strategic opportunities related to new federal education funding and that it is seeking a new Chief Executive Officer. The compensation provided is 12 months of her current base salary. In addition, the agreement provides that any unvested options will terminate on the separation date but that the term within which vested options may be exercised will be extended to the end of 2005.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

     This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The Compensation Committee of the Board of Directors of Scientific Learning Corporation is currently composed of two non-employee directors: Messrs. Moorhead and Holstrom. Mr. Holstrom was one of the initial members of the Compensation Committee when it was first formed in March 1997. Mr. Moorhead joined the Compensation Committee in April 1999 when it was reconstituted in connection with the Company’s initial public offering of its common stock.

     The Compensation Committee is responsible for establishing the Company’s overall compensation programs for all its employees, including its executives. In addition, the Compensation Committee is responsible for evaluating the performance and setting the compensation of the Company’s Chief Executive Officer. The Committee also is responsible for reviewing and approving the compensation of the Named Executive Officers and for reviewing their performance. The Compensation Committee also administers the Company’s 1999 Equity Incentive Plan, with responsibility for determining the awards to be made under the plan to the Company’s executive officers and to other eligible individuals. A One Person Stock Option Committee, composed of Ms. Bolton, the Company’s Chief Executive Officer, is authorized to administer the issuance of stock options to non-senior executive employees, subject to numerical limits and other parameters established by the Compensation Committee from time to time. Generally, the Compensation Committee reviews compensation programs for executive officers in the fall of each year, with most changes to such compensation programs commencing at the beginning of the following year. For the year 2001, the compensation review commenced in October 2001 and was completed in March 2002.

     Compensation Philosophy

     The goals of the compensation program are to align compensation with business objectives and performance, to enable the Company to attract and retain the highest quality executive officers and other key employees, to reward them for the Company’s progress and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•	The Company pays competitively with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that compensation is competitive, the Company periodically compares its practices with technology companies and uses these parameters to determine executive compensation.

•	The Company provides short-term incentives to its executive officers through the use of cash bonuses when appropriate. Prior to 2000, because of the early stage of the Company’s development, the Company provided cash bonuses infrequently. Beginning in 2000, the Company determined that the more advanced stage of development reached by the Company and the competitive nature of the employment market for technology executives in the San Francisco Bay Area called for the institution of a cash bonus program for its executive officers.

•	The Company provides significant long-term incentives for executives and other key employees through the use of equity incentives to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

18

2001 Executive Compensation

     Base Salary. The Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, and competitive pay practices. In general, the Company sets its salaries for executive officers, including the CEO, at levels it believes are necessary to attract and retain personnel in today’s competitive environment. The Committee believes that personnel generally should receive total compensation at approximately median levels for comparable technology companies.

     During 2001, the Company took a series of actions to reduce its expenses in order to move towards profitability. In light of these actions, and the overall downturn in the economy, particularly among technology employers in the San Francisco Bay Area, the Committee determined that, other than for one officer, the executive officer base salaries should remain at the same levels in 2002 as in 2001.

     In September 2001, the Committee, at the recommendation of the Chief Executive Officer, approved a salary increase for one officer. This officer’s salary had remained unchanged since January 2000, and the Committee determined that, in light of the officer’s contributions to the Company and level of responsibility, it was appropriate to increase the salary by approximately 9% effective September 2001.

     Cash Incentive Compensation. Prior to 2000, the Company paid executive officers cash bonuses infrequently. During 2000, the Committee determined that the more advanced stage of development reached by the Company and the competitive nature of the employment market for technology executives in which the Company competes made it necessary to pay cash bonuses in order to remain competitive with other employers. Bonuses for executive officers for performance during 2000 ranged from $15,000 to $30,000 and were paid in January 2001.

     In 2001, the Committee adopted a formal Management Incentive Plan, which provided for the payment of cash bonuses to officers and director-level employees upon the achievement of Company and individual goals. The goals included specified levels of revenue and operating profitability in the fourth quarter. The Company did not achieve the Company performance goals set forth in the Management Incentive Plan, so officers generally did not receive bonuses under the Plan.

     The Committee determined, however, that a bonus should be paid to its Vice President of Sales. Under the Management Incentive Plan, the sole goal for the Vice President of Sales was based on revenue from school sales. While the school sales revenue goal set forth in the Plan was not achieved, the Company did achieve significant growth in revenue from school sales. Because of this growth, and to seek to assure that his compensation level remains competitive, the Committee determined that it would be appropriate to pay the Vice President of Sales a bonus equal to approximately 15% of his base salary.

     The Committee has approved a similar bonus plan for 2002, which provides for payment of bonuses upon achievement of specified goals relating to levels of net revenue, operating cash use and operating loss.

     Long-Term Incentives. Stock options typically have been granted to executive officers when the executive first joins the Company, on a periodic basis to provide additional long-term incentives, in connection with a significant change in responsibilities, and, occasionally, to bring an executive’s equity position in line with the Company’s overall compensation philosophy. The number of shares covered by each stock option is based upon anticipated future contributions, past performance, levels of responsibility, prior experience, breadth of knowledge and competitive option practices, as well as the current equity position of the executive. An executive officer’s existing equity position in the Company may result in options being set at lower levels than they otherwise might have been.

     In September 2001, in connection with the review of one officer’s salary, the Committee determined that it would be appropriate to also increase the level of equity incentive, and granted that officer an option for 50,000 shares, vesting over four years. In March 2002, the Committee evaluated the level of outstanding equity incentives for all officers, taking into account competitive conditions and the exercise price of outstanding options. Based on this evaluation, the Committee determined that it was appropriate to grant additional stock options to each of its executive officers to provide an increased level of equity-based long-term incentive. All of these stock options were granted at the fair market value on the date of grant. Historically, stock options for executive officers generally became exercisable over a four-year period. However, to provide additional incentive over the next year, the March 2002 stock options will vest 50% after six months and the remainder in equal monthly installments over the following six months.

     Corporate Performance and Chief Executive Officer Compensation

     Ms. Bolton’s current base salary as Chairman and Chief Executive Officer is set at $310,000, and has remained unchanged since January 2001, when Ms. Bolton’s salary was increased by approximately 12%.

     As described above, and consistent with the decisions made by the Committee with respect to the base salaries of our other executive officers, the Committee decided not to increase Ms. Bolton’s base salary for 2002. As part of the March 2002 option grants described above, Ms. Bolton received an option grant covering an additional 50,000 shares. The Committee uses the same procedures described above for the other executive officers in setting the annual base salary, cash bonus and stock option awards for the Chief Executive Officer. In particular, in evaluating Ms. Bolton’s base salary, cash bonus and stock option awards, the Committee considered individual and corporate performance, level of responsibility, prior experience, breadth of knowledge, equity position in the Company and competitive pay practices. Ms. Bolton’s overall compensation was based on the Committee’s subjective evaluation of her and the Company’s performance during the prior year. Ms. Bolton’s overall compensation was not specifically tied to any particular financial performance criteria, although the Committee did take into consideration the milestones achieved by the Company during 2001. The Committee believes Ms. Bolton’s total compensation for 2001was appropriate given the Company’s size and financial performance at that time. The Company recently announced that Ms. Bolton will increase her focus on the Company’s strategic opportunities related to new federal education funding, and that it is seeking a new Chief Executive Officer.

     Limitation on Deduction of Compensation Paid to Certain Executive Officers

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the Company’s 1999 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant shall be treated as “performance-based compensation.” Provisions contained in the 1999 Equity Incentive Plan, which has been approved by the Company’s stockholders, allow any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

     From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III Carleton A. Holstrom

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Company’s Compensation Committee consists of Mr. Holstrom and Mr. Moorhead. None of the members of the Compensation Committee has been an officer or employee of the Company, except that Mr. Holstrom served as the Company’s Chief Financial Officer from February 1996 to March 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

     This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     The following chart compares the cumulative total stockholder return of Scientific Learning Common Stock during the period beginning with its initial public offering on July 22, 1999 and ending December 31, 2001, with the cumulative total return during the same period of (i) the NASDAQ Composite Market Index and (ii) a Scientific Learning constructed peer group index. The companies in this peer group index were selected on the basis of similarity in nature of their business and currently include: Renaissance Learning Inc. (formerly Advantage Learning Systems, Inc.), Lightspan, Inc., Riverdeep Group, plc., Scholastic Corporation, SmartForce, Student Advantage, Inc. and Sylvan Learning Systems, Inc. The companies currently comprising the peer group index are unchanged from the companies comprising the peer group index for fiscal year 2000, except that Harcourt General, Inc. was sold during 2001 and was removed from the index at that time. The comparison assumes $100 was invested on July 22, 1999 in Scientific Learning Common Stock and in each of the foregoing indices. It also assumes reinvestment of dividends. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

CERTAIN TRANSACTIONS

     The former holders of our Series B, C and D preferred stock, which include Warburg, Pincus Ventures, our largest stockholder, are entitled to registration rights with respect to the common stock issued upon conversion of the Series B, C or D preferred stock.

     In connection with the issuance of Series B preferred stock and warrants to purchase Series C preferred stock, we entered into an agreement that requires us, as long as Warburg, Pincus Ventures owns at least 10% or 20% of the outstanding common stock, to nominate and use our best efforts to elect one or two individuals, respectively, designated by Warburg, Pincus Ventures for election to the Board or Directors. In addition, Warburg, Pincus Ventures has agreed that it will use its best efforts to vote a sufficient number of its shares to elect one individual nominated by LF SL Holding LLC as long as LF SL Holding LLC continues to own at least fifty percent of the 555,555 shares it acquired in January 1999.

     Under our license with The Regents of the University of California, we are obligated to make license-issue fee payments, royalty payments, milestone payments and other payments to The Regents in exchange for a license to commercially develop and sell products that make use of rights under patent applications filed by Drs. Tallal, Merzenich, Jenkins and Miller, among others, and subsequently assigned to The Regents and Rutgers, the State University of New Jersey. Four US patents issuing from these applications were granted by the United States Patent and Trademark Office and several additional applications are pending. Drs. Tallal and Merzenich are members of our Board of Directors, and Drs. Jenkins and Miller are senior vice presidents with us. During 2001, we expensed an aggregate of approximately $650,000 for royalty and milestone payments under the license. In 2002, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000. Pursuant to the patent policies of The Regents and Rutgers, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2001, the inventors received the following payments from their universities: Dr. Merzenich: $117,780; Dr. Tallal: $80,004; Dr. Jenkins: $83,428; and Dr. Miller: approximately $30,000. The amount of any future university distributions to the inventors are indeterminable at this time because these figures are tied to our future performance; however, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arms-length basis, without involvement by the inventors.

     In April 2001, the Company made loans in an aggregate principal amount of $3,114,383 to Ms. Bolton, Dr. Miller, Mr. Mattson, and Mr. Mills for the purpose of assisting these executive officers in paying substantial income tax liabilities resulting from alternative minimum tax imposed on their exercise of Company stock options in 2000. At March 28, 2002, the aggregate amounts of such indebtedness for principal and accrued interest were: Ms. Bolton: $1,466,663; Dr. Miller: $1,519,043; Mr. Mattson: $247,237; and Mr. Mills: $29,745. Each loan is a full recourse loan, initially secured by a number of shares of the Company’s stock held by the officer equal to the lesser of (1) the principal amount of the loan divided by the average closing price of the Company’s stock for the 30 trading days preceding January 3, 2001, which is $4.4875; or (2) the total amount of Company stock held by the borrowing officer on the date of the note evidencing the loan. Each officer has the right to withdraw shares from the security interest to the extent that the fair market value of the collateral pledged exceeds 120% of the principal, but no officer has the obligation to pledge additional shares or to return withdrawn shares if the value of the collateral pledged falls below the loan amount. The number of shares initially and currently pledged by each officer is: Ms. Bolton, 260,785 shares; Mr. Miller, 323,120 shares; Mr. Mattson, 52,591 shares, and Mr. Mills, 6,325 shares. The loans bear interest at a rate of 4.94%. All principal and accrued interest are due December 31, 2005. The Company’s obligation to make these loans was conditioned on the initial closing of the line of credit facility described below.

     In March 2001, we entered into a $15 million unsecured revolving line of credit with Fleet National Bank. WPV, Inc., an affiliate of Warburg, Pincus Ventures, a substantial stockholder of the Company, provided an unlimited guaranty for the facility. In consideration of the guaranty, we agreed to reimburse the Warburg affiliate for any amounts it is required to pay in satisfaction of the loan and granted the Warburg affiliate a security interest in substantially all of our assets. We also issued the Warburg affiliate a warrant to purchase 1,375,000 shares of the Company’s common stock with an exercise price of $8.00. The warrant expires March 9, 2008. In connection with the transaction, the Company’s Registration Rights Agreement was further amended to include shares issuable on exercise of the warrant as Registrable Securities under that Agreement. The estimated value of the warrants is $3.6 million. In March 2002, we agreed with the Bank and the Warburg affiliate to extend the term of the line of credit from October 2002 to June 2004.

     In November, 2001, we completed the sale of 4,000,000 shares of our common stock to Warburg, Pincus Ventures at a purchase price of $1.25 per share, and an aggregate purchase price of $5,000,000. The transaction was completed as a private placement. In connection with the sale, the Company’s Registration Rights Agreement was further amended to include the shares sold in the transaction as Registrable Securities under that Agreement. Accordingly, we may be required to register such shares for resale in the future.

     We believe that the foregoing transactions were in our best interests. As a matter of policy these transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be, approved by a majority of the disinterested members of the board of directors.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors /s/ Linda L. Carloni Linda L. Carloni Secretary

April 23, 2002

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” provides convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you are participating in “householding” and would like to request a separate copy of the proxy statement or you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement in the future, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 500, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 is available without charge, upon written request to: Investor Relations Department, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 500, Oakland, CA 94612-2040.

SCIENTIFIC LEARNING CORPORATION
1999 EMPLOYEE STOCK PURCHASE PLAN

Adopted April 22, 1999
Approved By Stockholders May 28, 1999
Amended by the Board of Directors March 7, 2002
Amendment Approved by the Stockholders May ___, 2002
No Termination Date

1.	PURPOSE.

            (a)          The purpose of the 1999 Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Scientific Learning Corporation, a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company.

            (b)          The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

            (c)          The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

            (d)          The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION.

            (a)          The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

            (b)          The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

1.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan”within the meaning of Section 423 of the Code.

            (c)          The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”) constituted in accordance with the requirements of Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.	SHARES SUBJECT TO THE PLAN.

            (a)          Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate Seven Hundred (700,000) shares of the Company’s common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

            (b)          The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.	GRANT OF RIGHTS; OFFERING.

            (a)          The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.

2.

            (b)          If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised.

5.	ELIGIBILITY.

            (a)          Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.

            (b)          The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date”of such right for all purposes, including determination of the exercise price of such right;

(ii) the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

            (c)          No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

3.

            (d)          An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

            (e)          Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6.	RIGHTS; PURCHASE PRICE.

            (a)          On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined by the Board or the Committee in each Offering) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.

            (b)          In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

            (c)          The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

4.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

            (a)          An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s Earnings during the Offering (as defined by the Board or Committee in each Offering). The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.

            (b)          At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

            (c)          Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee) under the Offering, without interest.

            (d)          Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.

8.	EXERCISE.

            (a)          On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.

5.

            (b)          No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY.

            (a)          During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

            (b)          The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company. 6.

11.	RIGHTS AS A STOCKHOLDER.

     A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company.

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

            (a)          If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company.”)

            (b)          In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then, as determined by the Board in its sole discretion (i) any surviving or acquiring corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.	AMENDMENT OF THE PLAN.

            (a)          The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

7.

            (b)           The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including.

            (c)          It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

            (d)          Rights and obligations under any rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.	DESIGNATION OF BENEFICIARY.

            (a)          A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.

            (b)          The participant may change such designation of beneficiary at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN.

            (a)          The Board in its discretion may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the shares subject to the Plan’s share reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

            (b)          Rights and obligations under any rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

8.

16.	EFFECTIVE DATE OF PLAN.

     The Plan shall become effective on the same day that the Company’s initial public offering of shares of common stock becomes effective (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board or the Committee, which date may be prior to the Effective Date.

9.